Exhibit 10.13

nVent Management Company
Severance Plan for Executives
Effective March 1, 2019
As Amended and Restated Effective December 15, 2025

Section 10.10 Gender and Number	16
Section 10.11 Unfunded Plan	16

ARTICLE I
BACKGROUND, PURPOSE AND TERM OF PLAN
Section 1.01    Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company or an Affiliated Company is terminated due to an Involuntary Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.
Section 1.02    Term of the Plan. The Plan shall generally be effective as of the Effective Date, provided that it shall only become effective with respect to an Affiliated Company as of the date such Affiliated Company first has an Employee who is a Participant in the Plan. The Plan shall continue until terminated pursuant to Article VIII of the Plan.
Section 1.03    Status under Code Section 409A. It is intended that the benefits payable hereunder shall, to the maximum extent possible, be exempt from Code Section 409A pursuant to the “short-term deferral” exception and the “separation pay” exception thereunder, and that any amounts that do not qualify for such exemptions be compliant with Code Section 409A. The Plan shall be interpreted, to the maximum extent possible, consistent with such intent.

ARTICLE II
DEFINITIONS
Section 2.01    “Affiliated Company” is (a) any corporation or business located in and organized under the laws of one of the United States which is a member of a controlled group of corporations or businesses (within the meaning of Code section 414(b) or (c)) that includes the Company, but only during the periods such affiliation exists, or (b) any other entity in which the Company may have a significant ownership interest, and which the Plan Administrator determines shall be an Affiliated Company for purposes of the Plan.
Section 2.02    “Alternative Position” shall mean a position with the Company or any Affiliated Company that:
(a)    is not more than 50 miles each way from the location of the Employee’s current position (for positions that are of a telecommuting nature or are essentially mobile, the mileage does not apply); and
(b)    offers the Employee pay and benefits (not including long term incentive compensation) that are comparable in the aggregate to the Employee’s current position.
The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.

Section 2.03    “Base Salary” shall mean the Participant’s annual base salary rate in effect as of the Participant’s Separation from Service Date.
Section 2.04    “Benefit Continuation Period” shall mean:
(a)    Twelve (12) months with respect to a Participant whose Severance Multiplier is one (1.0)
(b)    Twenty-four (24) months with respect to a Participant whose Severance Multiplier is two (2.0).
Section 2.05    “Board” shall mean the Board of Directors of the Parent or any successor thereto.
Section 2.06    “Cash Severance” shall equal the amount described in Section 4.01 hereof.
Section 2.07    “Cause” shall mean an Employee’s (i) material violation of any Company policy, including any policy contained in the Company Code of Business Conduct; (ii) embezzlement from, or theft of property belonging to, the Company or its Affiliated Companies; (iii) willful failure to perform, or gross negligence in the performance of, or failure to perform, assigned duties; or (iv) other intentional misconduct, whether related to employment or otherwise, which has, or has the potential to have, a material adverse effect on the business conducted by the Company or its Affiliated Companies.
Section 2.08    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
Section 2.09    “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specified provision of the Code shall include any successor provision thereto and the regulations promulgated thereunder.
Section 2.10    “Committee” shall mean the Compensation and Human Capital Committee of the Board, or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate all or any portion of its authority under the Plan to an individual or another committee.
Section 2.11    “Company” shall mean nVent Management Company, Inc. Unless it is otherwise clear from the context, references to the Company shall generally include all Affiliated Companies.
Section 2.12    “Effective Date” shall mean March 1, 2019, or, with respect to an Affiliated Company that does have an Employee who is a Participant in the Plan on such date, the date the Affiliated Company first has an Employee who is a Participant.
Section 2.13    “Eligible Employee” shall mean an Employee of the Company or an Affiliated Company who is either (a) an officer of the Parent appointed by the Board or (b) in salary grade 44 or 45 and to whom the Company has extended participation in the Plan, but in both cases excluding Employees who are specifically excluded from participating in the Plan by the terms of a written document, such as the Eligible Employee’s offer letter or similar agreement.
Section 2.14    “Employee” shall mean an individual employed by the Company or an Affiliated Company as a common law employee as reported on such entity’s United States payroll, and shall not include any person working for the Company or an Affiliated Company through a temporary service or on a leased basis or who is hired by the Company or an Affiliated Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.
Section 2.15    “Employer” shall mean the entity that employs the Participant, which may be the Company or an Affiliated Company.

Section 2.16    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specified provision of ERISA shall include any successor provision thereto and the regulations promulgated thereunder.
Section 2.17    “Involuntary Termination” shall mean an Employer-initiated Separation from Service for any reason other than Cause, the Participant’s Permanent Disability, or death.
Section 2.18    “KEESA” shall mean the Key Executive Employment and Severance Agreement, if any, in effect between an Eligible Employee and either the Company, the Parent, and/or the Employer.
Section 2.19    “Key Employee” shall mean an Employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.
Section 2.20    “Non-Exempt Severance” shall mean the portion of the Cash Severance described in Section 5.01(b).
Section 2.21    “Parent” shall mean nVent Electric plc, an Irish company, or any successor thereto.
Section 2.22    “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits under the Plan.
Section 2.23    “Permanent Disability” shall mean a physical or mental incapacity which qualifies an individual to collect a benefit under a long term disability plan maintained by the Company or an Affiliated Company or for disability benefits from the Social Security Administration. The Plan Administrator may request such evidence of disability as it reasonably determines necessary.
Section 2.24    “Plan” means this nVent Management Company Severance Plan for Executives, as may from time to time be amended.
Section 2.25    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Chief Human Resources Officer of nVent Electric plc (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.26    “Postponement Period” shall mean the period of six months after a Participant’s Separation from Service Date.
Section 2.27    “Release” shall mean the Separation Agreement and Release, as provided by the Company.
Section 2.28    “Separation from Service” shall have the meaning given in Code Section 409A(a)(2)(A)(i). A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed for the Company or any Affiliated Company after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. For clarity, a transfer of employment from the

Company to an Affiliated Company, or from one Affiliated Company to another, shall not be considered a Separation from Service.
Section 2.29    “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Section 2.30    “Service” shall mean the total number of full years the Participant was an Employee of the Company or any Affiliated Company. Service with any predecessor employer or with an Affiliated Company prior to the date such entity became an Affiliated Company shall be recognized only to the extent specified in the merger, acquisition or other documentation pursuant to which the entity became an Affiliated Company. Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law.
Section 2.31    “Severance Benefits” shall mean the Cash Severance and other benefits that a Participant is eligible to receive pursuant to Sections 4.01, 4.02 and 4.03.
Section 2.32    “Severance Multiplier” shall equal:
(a)    Two (2.0) for the CEO; or
(c)    One (1.0) for other officers and for Eligible Employees in salary grade 44 or 45.
Section 2.33    “Target Annual Bonus” shall mean 100% of the Participant’s target annual bonus under the Management Incentive Plan, or any successor plan, with respect to the fiscal year in which the Participant’s Separation from Service Date occurs; provided that if the Participant’s target annual bonus for the year in which the Separation from Service occurs has not yet been established as of such date, then the target annual bonus in effect for the immediately preceding fiscal year shall apply.
Section 2.34    “Voluntary Resignation” shall mean any retirement, resignation or other Separation from Service that is not initiated by the Employer.
ARTICLE III
ELIGIBILITY FOR BENEFITS
Section 3.01    Eligibility to Receive Benefits. Subject to Section 3.02, each Eligible Employee who satisfies all of the following conditions shall be considered a Participant and shall eligible to receive the Severance Benefits described in the Plan:
(a)    The Eligible Employee incurs an Involuntary Termination after the Effective Date that does not entitle the Eligible Employee to receive benefits under a KEESA;
(b)    If required by the Employer, which requirement shall be set forth in the notice of termination provided by the Employer to the Eligible Employee, the Eligible Employee remains employed and continues to adequately perform his or her job responsibilities through the job-end date specified in such notice of termination (or, if earlier, through the date that the Employer no longer desires the Eligible Employee’s services); and
(c)    Within sixty (60) days after the Eligible Employee’s Separation from Service Date, the Eligible Employee executes (and does not revoke) a Release in the form provided by the Company and complies with all the terms and conditions of such Release including compliance with the confidentiality, non-competition, non-solicitation, and non-disparagement provisions set forth therein, and authorization of the deduction of amounts owed to the Company from the amount of any Severance Benefits otherwise due hereunder.

If the Plan Administrator determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Plan and/or Release, the Committee may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan, to the extent permitted by applicable law. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.01 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company or any Affiliated Company may have.
Section 3.02    Ineligibility for Benefits An Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:
(a)    The Eligible Employee does not satisfy one or more of the conditions set forth in Section 3.01;
(b)    The Eligible Employee does not return to work within six (6) months of the onset of an approved leave of absence, other than a personal, educational or military leave and/or as otherwise required by applicable statute;
(c)    The Eligible Employee does not return to work within three (3) months of the onset of a personal or educational leave of absence;
(d)    The Eligible Employee continues in employment with the Company or an Affiliated Company or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or an Affiliated Company, including continued employment with a former Affiliated Company immediately following the spin-off, split-off sale or other divestiture of such former Affiliated Company from the Company;
(e)    The Eligible Employee’s employment terminates as a result of a sale of stock or assets of the Employer or the Company, a merger, a consolidation, the creation of a joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment in an Alternative Position, with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of either the Company or the acquiring entity;
(f)    The Eligible Employee was hired for a specific term or for a specific project, and such Eligible Employee’s employment terminates at the end of such term or at the end of such project; or
(g)    The Committee determines the Eligible Employee violated the Restrictive Covenants contained in Article VI.
Section 3.03    Voluntary Resignations. The Employer may, in its sole and absolute discretion, provide all or a portion of the Severance Benefits described herein to an Eligible Employee whose employment terminates on account of a Voluntary Resignation that is for the convenience of the Employer, provided that the Eligible Employee meets all other requirements for participation in the Plan set forth in Section 3.01.
Section 3.04    Military Leave. An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE IV
SEVERANCE BENEFITS
Section 4.01    Cash Severance.

(a)    CEO and Other Officers. Upon an Involuntary Termination of a Participant other than a Participant who is an Employee in salary grade 44 or 45, the Participant shall receive a cash payment equal to product of (i) the Severance Multiplier and (ii) the sum of (A) the

Participant’s Base Salary and (B) the Participant’s Annual Bonus Target Amount. Payment will be made in accordance with Article VI.

(b)    Employees in Salary Grade 44 or 45. Upon an Involuntary Termination of a Participant who is an Employee in salary grade 44 or 45, the Participant shall receive a cash payment equal to product of (i) the Severance Multiplier and (ii) the Participant’s Base Salary. Payment will be made in accordance with Article VI.

Section 4.02    Welfare Benefits.

(a)    Continued Health Coverage. The Participant shall continue to be eligible to participate in the health benefits plan coverage in effect as of the Separation from Service Date (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment for the Benefits Continuation Period. The monthly premium for such continued coverage shall be the premium cost (including the 2% administrative fee) calculated in accordance with COBRA. During the Benefits Continuation Period, such monthly premium shall be paid as follows: (i) the Company shall pay the same dollar amount per month that the Company had been contributing for the Participant’s health benefits plan coverage as in effect immediately prior to the Participant’s Separation from Service Date, and (ii) the Participant shall be responsible for payment of the remainder of the premium, if any. The Participant’s failure to pay the applicable premium shall result in the cessation of the applicable coverage for the Participant and his or her spouse or domestic partner and dependents. Notwithstanding any other provision of this Policy to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under Code Section 4980B shall run concurrently with the continuation period described herein.

(b)     Payment in Lieu of Continued Coverage. Notwithstanding the foregoing, the Company may, in its sole discretion, make a cash payment to the Participant in lieu of providing the Company contributions towards the premium payments as described in subsection (a), to the extent permitted by Code Section 409A. Such cash payment shall equal the monthly contribution that the Company was making towards the Participant’s health benefits plan coverage immediately prior to the Participant’s Separation from Service Date multiplied by the number of months in the Benefits Continuation Period. Such cash payment shall be added to the Cash Severance and paid in accordance with Section 5.01(a).
Section 4.03    Outplacement Services. The Company may, in its sole and absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months from Participant’s Separation from Service Date.
Section 4.04    Limitation on Benefits. If any portion of any payment under this Plan, when combined with the benefits payable under any other agreement or arrangement with a Participant or any other plan of the Company or an Affiliated Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4.04, result in the imposition on the Participant of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Participant shall be delivered in a reduced amount that is One Dollar ($1.00) less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax. To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Company (which may be regular counsel of the Company).

ARTICLE V
PAYMENT TERMS
Section 5.01    Time and Form of Payment.
(a)    General Rule. Subject to Section 5.01(b), the Cash Severance shall be paid either in (i) a lump sum within ninety (90) days following the Participant’s Separation from Service Date, (ii) installment payments (without interest) over a period selected by the Plan Administrator (which may not to exceed the period ending two calendar years after the year in which the Separation from Service Date occurs), or (iii) a combination of (i) and (ii), as determined by the Plan Administrator in its sole and absolute discretion. The Plan Administrator shall establish the time and form of payment for a Participant no later than the day immediately prior to the Participant’s Separation from Service Date.
(b)    Non-Exempt Severance. Notwithstanding subsection (a), no discretion as to the time and form of payment is allowed for the amount of Cash Severance that (i) as of the Participant’s Separation from Service Date, will not, in all events, be paid prior to March 15 of the year following the Participant’s Separation from Service Date and (ii) exceeds the lesser of (A) two times the Participant’s annualized compensation (as determined pursuant to Code Section 409A) for the calendar year preceding the year in which the Separation from Service Date occurs, or (B) two times the compensation limit in effect under Code Section 401(a)(17) for the year in which the Separation from Service Date occurs (such amount, the “Non-Exempt Severance”). The Non-Exempt Severance shall be required to be paid in a lump sum within ninety (90) days following the Participant’s Separation from Service Date.
(c)    6 month Delay. Notwithstanding any provision of the Plan to the contrary:
(i)    If the Participant is a Key Employee and is party to a KEESA, then no Cash Severance may be paid to the Participant during the Postponement Period and payment of such Cash Severance must be made in a lump sum within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment.
(ii)    If the Participant is a Key Employee (but not party to a KEESA), then the Non-Exempt Severance shall be delayed for the Postponement Period to the extent required under Code Section 409A. The Non-Exempt Severance shall be paid in a lump sum within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of the Non-Exempt Severance, then the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within thirty (30) days after the Participant’s death.

No interest or other adjustments shall be made for payments that are postponed.
Section 5.02    Method of Payment. All payments shall be made in the form of a check mailed to the Participant’s home address, direct deposit to the Participant’s bank account or such other reasonable method, as determined by the Plan Administrator. The Participant shall be responsible for notifying the Company of any changes to his or her address or financial institution and account number, as applicable.
Section 5.03    Responsibility for Payment. Each Employer shall be solely responsible for making payments under this Plan to the Participants that it employs. The Company shall not be responsible for making or guaranteeing payments to any Participant that is employed by one of its subsidiaries.
Section 5.04    Withholding of Taxes and Other Amounts. The Employer shall deduct and withhold from any Severance Benefits due to a Participant any required Federal, state, and local income and employment tax withholding. In addition, the Employer reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer or the Company by the Participant or the value of any Employer or Company property that the Participant has retained in his/her possession after his or her Separation from Service; provided, however, that the amount deducted from any Non-Exempt Severance shall not exceed $5,000 in the aggregate to the extent it would be considered an acceleration of benefit payments under Code Section 409A.
Section 5.05    Determination of Cause After Termination. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines at any time, including after the Participant’s Separation from Service Date, that a Participant had (a) engaged in conduct that constituted Cause at any time prior to the Participant’s Separation from Service Date or (b) breached the restrictive covenants contained in Article VI , then any Severance Benefit payable to the Participant under Article IV of the Plan shall immediately cease, and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination, to the extent permitted by applicable law. The Committee or the Plan Administrator may require that the payment of the Severance Benefits be withheld pending resolution of an inquiry that could lead to a finding of Cause or a violation of the restrictive covenants.
Section 5.06    Death of Participant. In the event of the Participant’s death prior to the completion of all Cash Severance installment payments being made, the remaining payments shall be paid to the beneficiary or beneficiaries designated by the Participant in accordance with procedures established by the Plan Administrator or if none, to the Participant’s estate in a lump sum within thirty (30) days following the date of the Participant’s death.
Section 5.07    Payments to Incompetent Persons. Any benefit payable to or for the benefit of an incompetent person, a minor, or other person incapable of receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Committee, the Plan Administrator and all other parties with respect thereto.
Section 5.08    Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

ARTICLE VI
RESTRICTIVE COVENANTS
Section 6.01    Restrictive Covenants. In consideration for and as a condition of an Eligible Employee’s ability to potentially receive Severance Benefits under this Plan, such Eligible Employee must attest that they have complied with the following restrictive covenants during the Eligible Employee’s employment:
(a)    Confidentiality. The Eligible Employee will treat , as private and privileged, any information deemed by the Company to be confidential and proprietary, including, without limitation, trade secrets, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information that he or she acquires while working for the Company or any of its Affiliated Companies (collectively, “Confidential Information”). The Eligible Employee may not use for his/her personal benefit or release any Confidential Information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure. However, it shall not be a breach of this provision if an Eligible Employee discloses Confidential Information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.
(b)    Non-Solicitation. The Eligible Employee shall not, for himself or herself or any third party, directly or indirectly, (i) solicit or accept competitive business from any customer or identified prospective customer of the Company or its Affiliated Companies, or (ii) solicit any employee of the Company or its Affiliated Companies for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.

Engaging in any of the following activities will be a violation of paragraph (b)(ii) above: (1) soliciting for hire or soliciting for retainer as an independent consultant or as contingent worker any employee of the Company or its Affiliated Companies; (2) participating in the recruitment of any employee of the Company or its Affiliated Companies; (3) serving as a reference for an employee of the Company or its Affiliated Companies without first obtaining written consent from the CEO and General Counsel of the Company; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Company or its Affiliated Companies without first obtaining written consent from the CEO and General Counsel of the Company; (5) assisting or encouraging any third party to pursue an employee of the Company or its Affiliated Companies for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the Company or its Affiliated Companies to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.
(c)    Non-Competition. The Eligible Employee will not, for himself or herself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, shareholder, officer, volunteer, intern, or any other similar capacity, to a Competitor. Notwithstanding the prior sentence, an Eligible Employee is not prohibited from providing services to a Competitor if: (i) the duties and services that the Eligible Employee will provide to the Competitor are not, in whole or in part, substantially similar to the duties and services he or she provided to the Company or its Affiliated Companies; (ii) the duties are not reasonably likely to cause the Eligible Employee to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, or other Confidential Information concerning the business of the Company or its Affiliated Companies; and (iii) before providing such services, the Eligible Employee has given written notice to the Company’s CEO and General Counsel describing the nature of the new position and the reason(s) the Eligible Employee believes that accepting such position will not result in a violation of his/her restrictions under this paragraph. Nothing in the Plan prohibits an Eligible Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Eligible Employee is not a controlling person of, or a member of a group that controls, the corporation.
(d)    Non-Disparagement. An Eligible Employee shall not make disparaging remarks of any sort or otherwise communicate any disparaging comments to any other person or entity, about the Company or any Affiliated Company and any of its divisions, subsidiaries, predecessors and successors, and any affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers and directors. However, an Eligible Employee shall not be held in breach of this provision if he or she discloses Confidential Information to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

    (e)    Business. For purposes of this Section 6.01 the “Business” shall mean the industries in which an Eligible Employee worked during his or her most recent (24) months of employment with the Company or its Affiliated Companies.

    (f)     Competitor. For the purposes of this Section 6.01, a “Competitor” shall mean any business operating within the Restricted Territory (as defined below) which competes in the Business and which (i) offers products and services within the Restricted Territory that are comparable to the products and services offered by the Business, or which the Company or its Affiliated Companies took material steps to offer during the Eligible Employee’s most recent twenty-four (24) month period of employment, and whose primary customer and product focus, scope and method of delivery is competitive with or substantially similar to that of the Company or its Affiliated Companies or (ii) offers products and services within the Restricted Territory that are comparable to the products and services offered by the Business to any customer or prospective customer of the Company or its Affiliated Companies with which an Eligible Employee was involved or about which an Eligible Employee had or was provided access to Confidential Information during his or her most recent twelve (12) months of employment with the Company or its Affiliated Companies.

    (g)     Restricted Territory. For purposes of this Section 6.01, “Restricted Territory” shall mean each country in the world in which the Company or its Affiliated Companies conducted the Business or had taken material steps to begin conducting the Business, in each case within the Eligible Employee’s most recent twenty four (24) months of employment with the Company or its Affiliated Companies.
Section 6.02    Reformation. In the event the provisions of this Article VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
Section 6.03    Non-Exclusive Source of Restrictive Covenants. The restrictive covenants contained in this Article VI may not be the exclusive source of restrictive covenants that apply to an Eligible Employee. In accordance with the eligibility requirements described in Article III, Severance Benefits may be conditioned on execution of and compliance with a Release which may contain additional restrictive covenant obligations applicable after the Eligible Employee’s Separation from Service Date.
Section 6.04    Whistleblower Rights. None of the restrictions in this Article VI prohibits an Eligible Employee from reporting possible violations of local, state, foreign or federal law or regulation, or related facts, to any governmental agency or entity or making other reports or disclosures that, in each case, are protected under the whistleblower provisions of local, state, foreign or federal law or regulation. An Eligible Employee does not need the Company’s prior authorization to make any such reports or disclosures and does not need to notify the Company that the Eligible Employee has made such reports or disclosures.

ARTICLE VII
THE PLAN ADMINISTRATOR
Section 7.01    Authority. The Plan Administrator shall administer the Plan on the basis of information supplied to it by the Company, the Employers and the Committee. The Plan Administrator shall have the full power, authority and discretion to:
(a)    construe, interpret and administer the Plan;
(b)     make factual determinations and correct deficiencies herein (and in any other document used to implement the Plan)
(c)     supply omissions herein (and in any other document used to implement the Plan); and
(d)    adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 7.02    Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant or to which the Participant has rights to review under ERISA. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Employer, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
Section 7.03    Discretion; Decisions Binding. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, the Plan Administrator, or their delegees shall be made in each of their respective sole discretion, not in any fiduciary capacity (unless otherwise required by law) and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE VIII
AMENDMENT, TERMINATION AND DURATION
Section 8.01    Amendment, Suspension and Termination. The Committee shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant.
Section 8.02    Impact on Benefits. Notwithstanding Section 8.01, no such amendment, suspension or termination may cause the cessation or the reduction of Severance Benefits already approved for a Participant who has executed a Release and met all the other requirements to receive Severance Benefits under the Plan as of the date of such amendment, suspension, or termination. In addition, no such amendment, suspension or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment.

ARTICLE IX
CLAIMS PROCEDURES
Section 9.01    Initial Claim. A Participant or his or her beneficiary (or a person who in good faith believes he or she is a Participant or beneficiary, i.e., a “claimant”) who believes he or she has been wrongly denied Severance Benefits under the Plan may file a written claim for benefits with the Plan Administrator. Although no particular form of written claim is required, no such claim shall be considered unless it provides a reasonably coherent explanation of the claimant’s position.
Section 9.02    Decision on Initial Claim. The Plan Administrator shall approve or deny the claim in writing within sixty (60) days of receipt, provided that such sixty (60) day period may be extended an additional sixty (60) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial sixty (60) day period. The notice advising of the denial shall specify the following:
(a)    the reason or reasons for denial;
(b)    the specific Plan provisions on which the determination was based;
(c)    any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is needed; and
(d)    the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03    Appeal of Denied Claim. If a claimant wishes to submit a request for a review of the denied claim, then the claimant shall make such appeal by filing a notice of appeal of the denial with the Plan Administrator within sixty (60) calendar days of the receipt of the denied claim. Such notice shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
Section 9.04    Decision on Appeal. The Plan Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial or approval of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant. The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made and provided to the claimant within sixty (60) days of the claimant’s request for review, unless the Plan Administrator determines that special circumstances requires an extension of time for processing the claim. In such case, the Plan Administrator shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide:
(a)    the reason or reasons for denial;
(b)    the specific Plan provisions on which the determination was based;
(c)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(d)    a statement that the claimant has the right to bring an action under section 502(a) of ERISA.
Section 9.05    Legal Proceedings. This Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent not superseded by Federal law. Any suit, action or other legal proceeding arising out of this Plan including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief for a violation of any of the covenants in Article VI hereof, may only be brought in the United States District Court for the District of Minnesota, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Minnesota. Any legal action or proceeding may only be heard in a “bench trial,” and any part to such action or proceeding shall agree to waive its right to a jury trial. In consideration for the eligibility to receive Severance Benefits hereunder, each Eligible Employee must:
(a)    consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding;
(b)    waive his or her right to a jury trial in any such suit, action or proceeding;
(c)    waive any objection which he or she may have to the laying of venue of any such suit, action or proceeding in any such court;
(d)    consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions Section 10.02; and
(e)    agree that a legal proceeding may only be brought after the administrative claim and appeals procedures in this Article X have been exhausted, and then only within 365 days after notice of an adverse determination under Section 9.04.
ARTICLE X
MISCELLANEOUS
Section 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under this Plan.
Section 10.02    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by nationally recognized overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 10.03    Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
Section 10.04    Non-Duplication of Benefits. If, as of the Participant’s Separation from Service Date, the Participant is eligible to receive Severance Benefits under this Plan and cash severance benefits under any agreement with the Company, or other plan or policy of the Company (an “alternative arrangement”), then the Participant shall receive either the Severance Benefits under this Plan or the severance benefits under the alternative arrangement, whichever would result in the provision of greater benefits to the Participant, as determined by the Plan Administrator in its sole and absolute discretion, but in no event shall a Participant be entitled to receive both the Severance Benefits under this Plan and cash severance benefits under an alternative arrangement.
Section 10.05    No Mitigation. Except as otherwise provided herein, Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by Company or any Affiliated Company, in which case any otherwise payable Severance Benefits shall cease and be forfeited.
Section 10.06    No Contract of Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.07    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and such provision shall be amended to the minimum extent needed to be valid and enforceable, or if such amendment is not permitted by applicable law, then this Plan shall be construed and enforced as if such provisions had not been included.
Section 10.08    Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.09    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.10    Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 10.11    Unfunded Plan. No Participant shall have any interest in any fund or in any specific asset or assets of the Employer by reason of participation in the Plan. It is intended that the Employer has merely a contractual obligation to make payments when due hereunder and it is not intended that the Employer hold any funds in reserve or trust to secure payments hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, officer of the Company, has executed this Amended and Restated Severance Plan for Executives pursuant to the Committee’s proper delegation, approval, and authorization.

NVENT MANAGEMENT COMPANY, INC.

By: /s/Lynnette Heath
Lynnette Heath
EVP and CHRO

Date: 1/6/2026